Exhibit 10.50

June ___, 2005

Invisa, Inc.
6935 15th Street East, Suite 120
Sarasota, FL 34243

Gentlemen,

Thank you for the opportunity to work with you and your company, Invisa, Inc.

This letter agreement (the “Agreement”) confirms that Invisa, Inc. (“Client”) has engaged Ascendiant Securities, LLC (“Ascendiant”) to act on a best efforts basis as financial advisor and non-exclusive placement agent for the Client in connection with the structuring, issuance, and sale (the “Transaction(s)”) of debt and/or equity securities (the “Securities”) for financing purposes. Ascendiant Securities, LLC is an investment banking firm registered as a broker-dealer with the U.S. Securities and Exchange Commission (SEC), and member of the NASD and SIPC.

Accordingly, we mutually agree as follows:

1.
Transactions. Ascendiant anticipates one or more Transactions, involving the sale of the Client’s Securities to institutional and/or accredited investors (“Investor” or “Investors”). The actual terms and structure of each Transaction will depend on market conditions and will be subject to negotiation between the Client (and Ascendiant on behalf of Client and at the direction of Client) and prospective Investors. In all instances the terms will be subject to the written approval of Client.

2.	Engagement. In connection herewith, Ascendiant shall provide the following financial advisory and placement agent services on a best efforts basis to the Client:

a.	advise the Client with respect to the form and structure of each Transaction;

b.	assist the Client in developing any necessary materials;

c.	identify and make contact with prospective Investors;

d.	assist the Client in conducting presentations and due diligence meetings with prospective Investors; and

e.	provide such other financial advisory and investment banking services as are reasonably necessary to consummate each Transaction.

Ascendiant shall devote such time and efforts to the affairs of the Client as is reasonably necessary to render the services contemplated by this Agreement. Any work or task of Ascendiant provided for herein which requires Client to provide certain information to assist Ascendiant in completion of the work shall be excused (without effect upon any obligation of Client) until such time as Client has fully provided all information and cooperation necessary for Ascendiant to complete the work. The services of Ascendiant shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant.

It is expressly understood and agreed that Ascendiant shall have no power to bind Client to any Transaction or contract obligation. It is further understood that in all negotiations, Ascendiant will act only on behalf of Client and only in accordance with instructions when given by Client. Client shall have the right to refuse any Transaction proposal presented to it without incurring any obligations to Ascendiant.

It is understood and agreed that the execution of this Agreement shall not be deemed or construed as obligating Ascendiant to purchase any of the Securities and there is no obligation on the part of Ascendiant to place the Securities. Although Ascendiant cannot guarantee results on behalf of the Client, it shall use its best efforts to provide the services listed above.

3.
Success Fee. Client agrees that should Client accept and complete any Transaction(s), which includes without limitation receiving proceeds from any common stock offerings, convertible debt or equity securities, additional investment rights, or exercise of associated warrants or options (“Securities”) from any Investors Introduced by Ascendiant during the term of this Agreement, which is defined in Section 6 below, or if Client should for a period of twelve (12) months following the termination of this Agreement (including extensions) accept financing from any Investors Introduced by Ascendiant or for which Ascendiant was paid a success fee during the Term hereof or for which Ascendiant delivered to Client a Term Sheet signed by the Investor which was not accepted by Client, there shall become due and payable via wire transfer to Ascendiant immediately upon consummation of each Transaction, a cash fee equal to seven (7) percent of the gross proceeds received by Client from the sale of Securities. Should Ascendiant not be paid within five (5) business days of the completion of a Transaction, interest at prime rate shall accrue from the date of the Transaction. As used herein, the phrase “Introduced by Ascendiant” shall mean that prior to any introduction Ascendiant notified Client in writing of the potential investor and Client consented in writing to Ascendiant offering the investor an investment opportunity in Client. In the event that there are success fees that are required to be paid by Client to entities in addition to Ascendiant or which are required to be paid by the Investor out of the proceeds of the investment, the maximum success fee that Client will be obligated to pay shall be 8% of the net proceeds received by Client as a cash success fee and 8% warrants pursuant to Paragraph 4 hereof which cash success fee and warrants shall be allocated by Client among the parties entitled thereto providing that Ascendiant shall not receive less than 50% of the aggregate fee.

4.
Warrants. Client agrees that should Client accept and complete any Transaction(s) which includes proceeds received by Client from any common stock offerings and/or convertible debt or equity securities from any Investors introduced by Ascendiant during the term of this Agreement, which is defined in Section 6 below, or if Client should for a period of twelve (12) months following the termination of this Agreement (including extensions) accept financing from any Investors Introduced by Ascendiant and for which Ascendiant was paid a success fee during the Term hereof or for which Ascendiant delivered to Client a Term Sheet signed by the Investor which was not accepted by Client,, there shall become due and payable to Ascendiant warrants for the purchase of an amount equal to seven (7) percent of the Securities issued by Client at the closing of the Transaction. The warrants shall be exercisable into Securities similar to those issued in the Transaction, and will have an exercise price and term consistent with the warrants issued to the Investors. The warrants shall contain piggyback registration rights and a net exercise provision.

5.
Expenses. If the Client requests in writing that Ascendiant travel outside of Southern California to perform the services described herein, whether or not a Transaction is consummated, Client shall reimburse Ascendiant for travel-related expenses and payment shall be made within seven (7) days of invoice. Ascendiant agrees that following the closing of the first transaction hereunder it will, at Client’s request and expense travel to Sarasota Florida to meet with the principals and key employees of Client at date to be mutually acceptable to Client and Ascendiant. The Client agrees that it will, to the extent that Client deems necessary, engage legal counsel at its own expense to assist in the preparation and/or review of any legal documents or definitive agreements deemed necessary to facilitate the Transaction(s) contemplated herein.

6.
Term. The term of this Agreement shall be six (6) months from the date of Client’s execution of this Agreement. Additional extensions may be negotiated as necessary at the mutual written consent of the Client and Ascendiant. The termination of this Agreement shall not relieve Client from performing as outlined in Sections 3, 4, 5, 6, 7, and 9.

7.
Representations, Warranties, and Indemnification. Each of Ascendiant and Client represents and warrants to each other that this Agreement has been duly authorized, executed and delivered by it; and, assuming the due execution by the other party, constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with its terms. Each of Ascendiant and Client agrees to comply with all applicable securities laws, and the Client will disclose to Ascendiant all information necessary for Ascendiant to act upon Client's request and to notify Ascendiant promptly of any material changes to such information. Client hereby represents that it shall notify Ascendiant within three (3) business days of the completion of any Securities Transaction(s) occurring during the term of this Agreement and/or involving Investors introduced by Ascendiant. Additionally, each of the Client and Ascendiant agrees to indemnify the other and the other’s affiliates in accordance with the terms and conditions contained in Exhibit A to this Agreement.

8.
Confidentiality. Ascendiant and Client each agree to keep confidential and provide reasonable security measures to keep confidential information where release may be detrimental to their respective business interests. Ascendiant and Client shall each require their employees, agents, affiliates, other licensees, and others who will have access to the information through Ascendiant and Client respectively, to abide by the confidentiality provisions contemplated by this Agreement in perpetuity. Ascendiant will not, either during its engagement by the Client pursuant to this Agreement or at any time thereafter, disclose, use or make known for its or another's benefit any confidential information, knowledge, or data of the Client or any of its affiliates in any way acquired or used by Ascendiant during its engagement by the Client. Confidential information, knowledge or data of the Client and its affiliates shall not include any information that is, or becomes generally available to the public other than as a result of a disclosure by Ascendiant or its representatives. Notwithstanding the foregoing, Client hereby authorizes Ascendiant to transmit to prospective Investors, information and materials provided by Client and/or developed by Ascendiant on behalf of Client upon approval by Client of such materials. Additionally, at any time after the consummation or other public announcement of the Transaction, Ascendiant may, at its own expense, place an announcement in such newspapers and publications as it may choose, stating that Ascendiant has acted as financial advisor and placement agent to the Client in connection with the Transaction, and may use, from time to time, the Client’s name and logo and a brief description of the Transaction in publications and/or marketing materials prepared and/or distributed by Ascendiant.

9.
Non-Circumvention. In and for valuable consideration, Client hereby agrees that Ascendiant may introduce (whether by written, oral, data, or other form of communication) Client to one or more Investors, including, without limitation, natural persons, corporations, limited liability companies, partnerships, unincorporated businesses, sole proprietorships and similar entities (hereinafter an “Investor” or “Investors”). Client further acknowledges and agrees that the identity of the subject Investors, and all other information concerning Investors (including without limitation, all mailing information, phone and fax numbers, email addresses and other contact information) introduced hereunder are the property of Ascendiant, and shall be treated as confidential and proprietary information by Client, its affiliates, officers, directors, shareholders, employees, agents, representatives, successors and assigns.

10.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and to be wholly performed therein without regard to its conflict of law doctrine. The Client and Ascendiant hereby agree that any dispute concerning this Agreement shall be resolved through binding arbitration before the NASD in Los Angeles County, pursuant to its arbitration rules.

11.
Entire Agreement. This Agreement represents the entire agreement by and between the Client and Ascendiant and supersedes any and all other agreements, either oral or written, with respect to the Agreement. Each party to this Agreement acknowledges that no representation, inducements, promises or agreement, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. The Client and Ascendiant hereby agree that the opening and closing statements of this Agreement are incorporated herein by this reference and made a material part of this Agreement. If any part of this Agreement is found, or deemed by a court of competent jurisdiction, to be invalid or unenforceable, that part shall be severable from the remainder of the Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any modification of this Agreement will be effective only if it is in writing and signed by the Client and Ascendiant.

Please initial each page, sign below, and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement by and between Invisa, Inc. and Ascendiant Securities, LLC as of the date first above written. We appreciate the opportunity to be of service and look forward to a cooperative working relationship with you and your staff.

Sincerely	Accepted and Agreed:

Ascendiant Securities, LLC	Invisa, Inc.

/s/ Mark Bergendahl	/s/ Stephen A. Michael
Name: Mark Bergendahl	Name Stephen A. Michael
Title Managing Director	Title Acting President
Date:	Date: